As filed with the Securities and Exchange Commission on December 21, 2009

Registration No. 333-39492

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEMITOOL, INC.

(Exact Name of Registrant as Specified in its Charter)

Montana	81-0384392
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

655 West Reserve Drive

Kalispell, MT 59901

(406) 757-2107

(Address, including Zip Code, Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Richard Hegger

Vice President, General Counsel and Secretary

Semitool, Inc.

655 West Reserve Drive

Kalispell, MT 59901

(406) 757-2107

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Marcus J. Williams, Esq.

Davis Wright Tremaine

1201 Third Avenue, Ste 2200

Seattle, WA 98103

(206) 622-3150

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b), under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This post-effective amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933 on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), may determine.

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Semitool, Inc., a Montana corporation (“Semitool”), removes from registration all shares of Semitool’s common stock, no par value ( “Common Stock”), registered under the Registration Statement on Form S-3 (File No. 333-39492) initially filed by Semitool on June 16, 2000 (the “Registration Statement”) with the Securities and Exchange Commission pertaining to the registration of up to $75,000,000 in securities of Semitool on a shelf registration statement.

On November 16, 2009, Semitool entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Applied Materials, Inc., a Delaware corporation (“Applied”), and Jupiter Acquisition Sub, Inc., a Montana corporation and wholly owned subsidiary of Applied (“Acquisition Sub”), providing for, among other things, the merger of the Company with and into Acquisition Sub, with Acquisition Sub continuing as the surviving corporation and a wholly owned subsidiary of Applied (the “Merger”). On November 19, 2009, pursuant to the terms of the Merger Agreement, Acquisition Sub commenced a cash tender offer (the “Offer”) to purchase all of the outstanding shares of Common Stock at a price of $11.00 per share, net to the seller in cash, without interest thereon and less any required withholding tax (the “Offer Price”). The Offer commenced on November 19, 2009 and expired on December 17, 2009.

On December 21, 2009, the Merger became effective as a result of the filing of Articles of Merger with the Secretary of State of the State of Montana. At the effective time of the Merger, all remaining publicly held shares of Common Stock (other than shares held by Applied, Semitool or their respective subsidiaries, or held by shareholders of Semitool who properly assert their dissenters’ rights under Montana law) were automatically converted into the right to receive an amount per share equal to the Offer Price.

As a result of the Merger, Semitool has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Effective upon the filing hereof, Semitool hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Kalispell, State of Montana, on December 21, 2009.

SEMITOOL, INC.

By:	/S/ LARRY A. VIANO
Name:	Larry A. Viano
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons on December 21, 2009 in the capacities indicated.

SIGNATURE	TITLE

/S/ RAYMON F. THOMPSON Raymon F. Thompson	Chairman of the Board, President and Chief Executive Officer and (Principal Executive Officer)

/S/ LARRY A. VIANO Larry A. Viano	Chief Financial Officer (Principal Financial Officer)

Howard E. Bateman	Director

/S/ DONALD P. BAUMANN Donald P. Baumann	Director

/S/ TIMOTHY C. DODKIN Timothy C. Dodkin	Director

/S/ DANIEL J. EIGEMAN Daniel J. Eigeman	Director

/S/ CHARLES P. GRENIER Charles P. Grenier	Director

/S/ STEVEN C. STAHLBERG Steven C. Stahlberg	Director

Steven R. Thompson	Director

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